DATATEC SYSTEMS, INC.


         Contacts:         DATATEC SYSTEMS, INC. - (973) 890-4800
                           Issac Gaon - Chief Executive Officer

                           THE MWW GROUP
                           Investor Relations - (201) 507-9500
                           Robert C. Ferris (rferris@mww.com)



                                                           FOR IMMEDIATE RELEASE

              DATATEC SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         TOTOWA,  N.J. -- February 25, 1998 -- Datatec  Systems,  Inc.  (Nasdaq:
DATC; BSE: DAT) announced today that its Board of Directors has unanimously adopted a Stockholder Rights Plan and has declared a dividend granting to its stockholders the right to purchase for each Common Share one one-hundredth of a share of a series of preferred stock that will be established by the Company, at a price of $40 for each one one-hundredth of a Preference Share. The Rights will be issued on March 9, 1998 or shortly thereafter, to stockholders on that date.

         The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The Plan is designed to assure that any acquisition of the Company and/or any acquisition of control of the Company would take place under circumstances in which the Board of Directors can secure the best available transaction for all of the Company's stockholders. The Plan will encourage a potential buyer to negotiate appropriately with the Board prior to attempting a takeover and will have no effect on lawful proxy solicitation activity.

         Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock and became immediately exercisable after any person or group becomes the beneficial owner of 15% or more of the Company's common stock or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in that same beneficial ownership level. If a buyer becomes a 15% owner in the Company, all Rights holders except such "Acquiring Person" (as defined in the "Plan") will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such acquisition, all Rights holders except the Acquiring Person will also be entitled to purchase stock in the acquiring company at a discount in accordance with the Plan.

         The distribution of Rights will be made to common stockholders of record on March 9, 1998 and shares of common stock that are newly-issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on February 24, 2008. The Company may redeem the Rights for $.01 each at any time before a buyer acquires a 15% position in the Company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders of record as of March 9, 1998.

         Datatec Systems, Inc. specializes in the rapid deployment of network and computing technologies for Fortune 1000 companies, systems manufacturers, system integrators and independent software vendors. The Company utilizes proprietary software tools, a team of professionals in 19 offices and five staging and configuration centers across North America, and proven methodologies to drastically reduce configuration and deployment time. Through accelerated IT implementation, Datatec helps its customers improve business performance and ROI.

                                       -2-